SUB-ITEM 77Q1: Exhibits

(b) Copies of the text of any proposal described in answer to sub-
item 77D
Highland Global Allocation Fund

RESOLVED, that the proposed changes to the non-fundamental investment strategies of Global Allocation
Fund to permit the Fund to borrow for investment purposes to the extent permitted under its fundamental investment restrictions be, and it hereby is, approved; and further.

RESOLVED, that the filing with the Securities and Exchange Commission pursuant to Rule 497(e) under the Securities Act of 1933, as amended, of a supplement to the Summary Prospectus, Prospectus and Statement of
Additional Information for Global Allocation Fund, a series of HFII, to implement the policy for the Fund to use leverage for investment purposes as set forth in such supplement, and the actions of the appropriate officers of HFII in connection with such filing be, and they hereby are, approved in all respects.

Highland Energy MLP Fund

RESOLVED, that the proposed elimination of the non-fundamental investment restriction limiting Energy MLP
Funds investments in warrants to 5% or less of the value of the Energy MLP Funds net assets be, and it hereby is, approved; and further

RESOLVED, that the filing with the SEC pursuant to Rule 497(e) under the Securities Act of 1933, as amended, of a supplement to the Summary Prospectus, Prospectus and SAI for Energy MLP Fund, a series of HFII, to reflect the elimination of the non-fundamental investment restriction described above, and the actions of the appropriate officers of HFII in connection with such filing, in consultation with counsel, be, and they hereby are, approved in all respects.

(e): Copies of any new or amended Registrant investment advisory contracts
(We have separately attached a new Sub-Advisory Agreement for filing as an exhibit.)